Exhibit 99.1

Investor Contact:
Keith W. Jones
Chief Financial Officer
(781) 933-2020
POLYMEDICA ELECTS ALAN D. SOLOMONT
TO BOARD OF DIRECTORS
Woburn, Massachusetts – (September 26, 2005) – PolyMedica Corporation (NASDAQ/NM: PLMD) today announced that Alan D. Solomont, age 56, has been elected to the Company’s Board of Directors. Mr. Solomont replaces John K.P. (“Nick”) Stone, III, who retired from the Board effective September 23, 2005.
Mr. Solomont is the Chairman and Chief Executive Officer of SolomontBailis Ventures, a firm that he co-founded in 1998 to develop innovative healthcare and eldercare services. Prior to SolomontBailis Ventures, Mr. Solomont was founder, Chairman and Chief Executive Officer of the A.D.S. Group, a management, development and consulting organization that built New England’s premier network of eldercare services.
Mr. Solomont currently serves on the Boards of Angel Healthcare Investors, LLC, Boston Private Bank & Trust Company and Odyssey Thera, Inc. Mr. Solomont was elected to the Tufts Board of Trustees in 1999 and currently chairs the Committee on Trusteeship and the Board of Overseers to the University College of Citizenship and Public Service. Mr. Solomont is a past president of the Massachusetts Federation of Nursing Homes, the largest and oldest organization of long-term care providers in Massachusetts, and currently serves on its Board of Directors. He also serves on leadership committees of several universities and numerous not-for-profit organizations. Mr. Solomont graduated from Tufts University in 1970 with a B.A. in Political Science and Urban Studies.
Commenting on the addition of Mr. Solomont to the Board, Patrick Ryan, PolyMedica’s president and chief executive officer, said, “We are pleased and fortunate to have Alan join our Board. His career in healthcare spans almost two decades and includes extensive management experience. He is recognized as a national expert on long-term care and lectures frequently to other healthcare providers, public officials and consumer groups. Alan has been a mentor to business leaders throughout the country, and his leadership will add significantly to our continued success.”
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PLMD Names Alan D. Solomont to Board

September 26, 2005
About PolyMedica
PolyMedica Corporation is a leading provider of healthcare products and services to patients suffering from chronic diseases. With over 800,000 active patients, the Company is the nation’s largest provider of blood glucose testing supplies and related services to people with diabetes. In addition, PolyMedica provides its patients with a full range of prescription medications through Liberty’s mail-order pharmacy. By communicating with patients on a regular basis, providing the convenience of home delivery, and submitting claims for payment directly to Medicare and other insurers on behalf of its patients, Liberty provides a simple and reliable way for patients to obtain their supplies and medications and encourages compliance with their physicians’ orders. More information about PolyMedica can be found on the Company’s website at www.polymedica.com.
This press release contains forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are subject to risks and uncertainties, which could cause actual results to differ materially from those anticipated. Such risks and uncertainties include, but are not limited to, rules and regulations promulgated under the Act, unanticipated changes in Medicare reimbursement, outcomes of government reviews, inquiries and investigations and related litigation, continued compliance with government regulations, fluctuations in customer demand, management of rapid growth, competition from other healthcare product vendors, timing and acceptance of new product introductions, general economic conditions, geopolitical events and regulatory changes, as well as other especially relevant risks detailed in the Company’s filings with the Securities and Exchange Commission, including its Annual Report on Form 10-K for the period ended March 31, 2005, and its Quarterly Report on Form 10-Q for the period ended June 30, 2005. The information set forth herein should be read in light of such risks. The Company assumes no obligation to update the information contained in this press release.
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